NEWS

Organic to Go Reports Preliminary Second Quarter Sales Results
Company to Present at Investor Conference Today

SEATTLE, Wash - (July 9, 2008) - Organic To Go (OTCBB: OTGO) today reported preliminary unaudited financial results for the second quarter ended June 30, 2008.

Revenues for the quarter increased 56 percent to approximately $6.0 million, as compared with revenues of $3.9 million in the same quarter last year. Retail sales were approximately $2.7 million, delivery sales were approximately $2.6 million, and wholesale sales were approximately $695,000, which resulted in increases of 72 percent, 45 percent and 46 percent respectively, over the same period last year.

Jason R. Brown, Chairman and CEO, said that, “Second quarter sales growth reflects our favorable positioning with regards to both organic and acquisition-related expansion. Even in a softening economy, the secular trend towards clean and whole food consumption remains strong and we are poised to continue benefitting from consumers’ growing appetite for organic food. Our robust top-line is also enabling us to leverage economies of scale in each of our regional operations, and as previously stated, we intend to reach EBITDA profitability by the end of the year. With a seasoned and highly capable management team now in place, we have built a top-notch organization, one that will capitalize on market opportunities to expand our footprint, and ultimately, deliver profitable growth to our shareholders for many years to come.”

As a reminder, Jason R. Brown, Chairman and CEO, will present at the Oppenheimer & Co. 9th Annual Consumer Growth Conference at the Four Seasons Hotel in Boston, Mass. today at 1:45 PM Eastern Time. Investors and interested parties can access the webcast by visiting the Company’s website at www.organictogo.com under the investor relations section.

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer with locations in Seattle, Los Angeles, San Diego and Washington, DC metropolitan area. Organic To Go’s delicious organic food is currently available in more than 170 locations - including 33 cafés, more than 120 wholesale locations, 14 universities, 11 locations at Los Angeles International Airport and one franchise café scheduled to open soon at the San Diego International Airport. The company’s multi-channel business model includes Retail, Corporate Catering and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements. Forward-looking statements include statements that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor Contact:	Media Contact:
Terri MacInnis, Bibicoff + MacInnis, Inc.	Stephanie Sampiere, ICR, Inc.
818.379.8500 terri@bibimac.com	646.277.1222 Stephanie.Sampiere@icrinc.com